Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 2, 2006

STRATEGIC HOTELS & RESORTS CLOSES ACQUISITION OF

THE WESTIN ST. FRANCIS SAN FRANCISCO HOTEL

Chicago, IL – June 2, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company closed on its acquisition of the Westin St. Francis San Francisco hotel from an affiliate of Blackstone Real Estate Partners for a purchase price of $440.0 million.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 19 properties with an aggregate of 9,658 rooms. For further information, please visit the company's website at http://www.strategichotels.com.